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                                                                  EXHIBIT 99.1

Netcentives and America Online Announce Exclusive Rewards Program Infrastructure Alliance

AOL AAdvantage, World's Largest Combined Online and Offline Consumer Rewards Network, Powered By Netcentives and Operated by AOL's Digital Marketing Services Division Netcentives and ICQ to Create "ICQ ClickRewards" Program for the World's Largest Online Communications Community

America Online to Become Significant Shareholder in Netcentives

San Francisco, CA, and Dulles, VA, January 31, 2000 -- Netcentives Inc. (Nasdaq: NCNT), a leading developer of e-marketing infrastructure software and services, and America Online, Inc. (NYSE: AOL), the world's leading interactive services company, today announced a multifaceted alliance under which Netcentives rewards technology will become the exclusive support infrastructure for AOL AAdvantage, the world's largest combined online and offline consumer rewards network, enabling the network to more easily accommodate increasing numbers of members and commerce partners. The companies also announced that they will create "ICQ ClickRewards" -- a rewards program for ICQ, the world's largest online communications community, and that America Online, Inc. will become a significant shareholder of Netcentives.

Under the multi-year agreement, Netcentives will become the exclusive third-party infrastructure software provider for AOL rewards programs, including AOL AAdvantage, which is expected to launch across several America Online interactive properties in Spring 2000. Powered by Netcentives patented scalable technology solutions, AOL AAdvantage will be operated by a joint management team from AOL's Digital Marketing Services (DMS) division and American Airlines. AOL AAdvantage will bring together America Online's AOL Rewards(SM) program and the American AAdvantage program, providing a host of new benefits for current AOL members, AAdvantage members and new participants. DMS is the pioneer of online incentive programs and has operated the AOL Rewards Program on America Online since 1996.

By launching "ICQ ClickRewards," a customized co-branded rewards program with ICQ ("I Seek You"), America Online's leading communications portal, the companies will also foster Netcentives' global expansion. As the exclusive rewards program for ICQ, ICQ ClickRewards will offer ICQ registrants worldwide the ability to earn ClickMiles and redeem them for valuable brand-name products from ClickRewards merchants such as barnesandnoble.com, CDNOW and Fossil.

More than two-thirds of ICQ's 50 million registered users are based outside of the United States, and ICQ ClickRewards will create the opportunity for international members to earn and redeem ClickMiles, and will allow the program's merchant partners to capitalize on the interactive medium's global momentum. The ICQ ClickRewards program is expected to launch later this year.

Ted Leonsis, President of AOL Interactive Properties, said: "We are delighted to team up with Netcentives and use their best-of-breed technology to scale AOL AAdvantage quickly as new consumers and merchants sign up. Being powered by Netcentives will enable us to create an easy way for consumers to earn value though our program's network of merchants. And we are confident that ICQ registrants will enjoy taking full advantage of the benefits of ClickRewards, one of the leading online rewards programs. With critical support from Netcentives, America Online once again is making the interactive experience even more valuable for members and users of our Web-based brands."

West Shell, chairman and chief executive officer, Netcentives, said:
"Netcentives is very pleased to provide its industry-leading backbone for AOL AAdvantage and join ICQ and America Online in creating the new ICQ ClickRewards Program. We believe that our e-marketing infrastructure will bring value to any individual or merchant who signs up with the new AOL AAdvantage rewards program or ICQ ClickRewards, and that this agreement will benefit our commerce partners by expanding our rewards network."

About America Online

Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, web brands, Internet technologies and e-commerce services. America Online, Inc. operates: two worldwide Internet services, America Online, with more than 20 million members, and CompuServe, with more than 2.5 million members; several leading Internet brands including ICQ, AOL Instant Messenger, Digital City Inc.; the Netscape Netcenter and AOL.COM portals; Netscape Navigator and Communicator browsers; AOL MovieFone; Spinner.com, and Nullsoft Winamp. Through its strategic alliance with Sun Microsystems, the company develops and offers easy-to-deploy, end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

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About Netcentives Inc.

San Francisco-based Netcentives Inc. (Nasdaq: NCNT) is a leading developer of e-marketing infrastructure software and services proven to drive e-commerce. Netcentives customers include barnesandnoble.com, British Telecom, CDNOW, Cisco Systems, Citicorp, Compaq, E*TRADE, FTD.COM, GO Network, KBkids.com, LookSmart, Lycos, Novell and PlanetRx.com. Netcentives powers multiple corporate and commerce loyalty networks, including the ClickRewards Shopping Network, GO Awards and Lycos Rewards. ClickRewards -- the only loyalty network to offer frequent flyer miles from 10 leading airlines -- now reaches millions of Internet shoppers through its network of premier online merchants. Netcentives has received numerous industry awards for its technology from such organizations as ComputerWorld, InformationWeek, Upside, Technologic Partners and Ziff Davis Labs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Netcentives business strategy and future plans of operations. Forward-looking statements involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by Netcentives, may cause Netcentives' actual results and performance to differ materially from the future results and performance expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and Netcentives expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in Netcentives' expectations or future events.

(c)2000 Netcentives Inc. All rights reserved. Netcentives and ClickRewards are trademarks of Netcentives Inc. Other product and company names herein may be trademarks of their respective owners.

For More Information Contact:

Jeff Chang
Netcentives Inc.
415.836.7913
jeff@netcentives.com
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Erica L. Scheidt
Netcentives Inc.
415.836.6564
erica@netcentives.com
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